Exhibit 10.1
MERCANTILE BANK OF MICHIGAN
EXECUTIVE OFFICER BONUS PLAN FOR 2007
1. Purpose of the Plan
     This Executive Officer Bonus Plan for 2007 (the “Plan”) provides for cash bonus awards to executive officers of Mercantile Bank of Michigan (the “Bank”). The bonus awards are based on the consolidated operating results of the Bank and its consolidated affiliates, including Mercantile Bank Corporation (the “Company”).
     The purpose of the Plan is to:
•	promote the growth, profitability and expense control necessary to accomplish corporate strategic long term plans
•	encourage superior results by providing a meaningful incentive
•	support teamwork among employees
2. Eligibility
     The executive officers of the Bank who hold the offices listed on Schedule I (collectively, the “Executive Officers,” and each, an “Executive Officer”) are included in the Plan. An Executive Officer must be an active employee on the day that the bonus awards are distributed to be eligible to receive a bonus award. An Executive Officer who is out on medical leave at the time the awards are distributed will be eligible to receive a bonus award. An Executive Officer who is suspended with or without pay at the time the awards are distributed will not be eligible to receive a bonus award. Any unpaid bonus award is cancelled upon termination of employment with the Bank and its subsidiaries that employed the Executive Officer.
3. Performance Goals and Bonus Awards
     The Plan includes three tiers of potential bonus awards, each with its own performance goal. Bonus awards will be paid or not paid for each tier depending on whether the performance goal for the tier is met for 2007. The bonus awards for each tier will be based, for each eligible Executive Officer, on a percent of the annual salary actually paid to the Executive Officer for 2007 (including annual salary that may be attributable to the Bank or any of its affiliated companies). The annual salary used for this purpose will exclude incentive compensation and all non-cash compensation.

     Schedule I lists the maximum potential bonus for each eligible Executive Officer, by level, as a percent of the eligible Executive Officer’s annual salary. The percentages listed in Schedule I, for each level, are referred to as the “Maximum Bonus Percentage” and apply to each eligible Executive Officer based on his or her level. For purposes of the Plan, the terms “Maximum Bonus Pool” and “Officer Allocation Fraction” are calculated as follows. “Maximum Bonus Pool” equals the sum of the products obtained by multiplying (a) the Maximum Bonus Percentage for each eligible Executive Officer (expressed for each as a decimal fraction), times (b) the annual salary paid to him or her for 2007. The “Officer Allocation Fraction” for each eligible Executive Officer is the fraction (a) the numerator of which is the product of the Executive Officer’s Maximum Bonus Percentage (expressed as a decimal fraction) times the annual salary paid to him or her for 2007, and (b) the denominator of which is the Maximum Bonus Pool.
     The bonus awards for each tier will be determined based on the net operating income of the Company and its subsidiaries, determined on a consolidated basis, after taxes and including pre-tax accruals for bonus awards under this and all other incentive compensation plans of the Company or any of its subsidiaries (“Net Operating Income”). For purposes of the Plan, when calculating Net Operating Income for 2007 (though not for 2006), all income and expenses directly attributable to activities or investments of the Company or any of its subsidiaries in or for any banking markets in which neither the Company nor any of its subsidiaries had any significant activities or investments in 2006 will be excluded.
     For purposes of determining the Tier 1, Tier 2 and Tier 3 bonus pools set forth below, the Bank will, to the extent practical, cause the bonus pool for each of Tier 1, Tier 2 and Tier 3, respectively, to be the same fraction of the Maximum Bonus Pool as the corresponding bonus pool for each of tier 1, tier 2 and tier 3 under the Bank’s Non-Lender Bonus Plan for 2007 (the “Non-Lender Bonus Plan”) is a fraction of the maximum bonus pool under the Non-Lender Bonus Plan. It is the intent that the Plan and the Non-Lender Bonus Plan for corresponding tiers pay the same proportion of their respective maximum bonus pools for 2007. For example, if the Tier 1 Bonus Pool of the Plan equals 0.10 times the Maximum Bonus Pool, it would be expected that the tier 1 bonus pool of the Non-Lender Bonus Plan would equal 0.10 times the maximum bonus pool described in the Non-Lender Bonus Plan. The proportionality set forth above shall be taken into account in calculating the amounts that may be paid to eligible Executive Officers for each bonus pool tier without causing Net Operating Income to be less than a specified amount.
Tier 1 Bonus Pool
     The Tier 1 bonus pool consists of the lesser of (a) 0.25 times the Maximum Bonus Pool, and (b) the amount, if any, that may be paid to the eligible Executive Officers for 2007 without the Net Operating Income for 2007 being less than the Net Operating Income for 2007 set forth in the budget approved by the Board of Directors of the Company for 2007. The Net Operating Income set forth in the budget as of March 1, 2007 shall be used for purposes of determining the Tier 1 bonus pool. From the Tier

1 bonus pool, bonus awards will be paid to each eligible Executive Officer in an amount equal to the Tier 1 bonus pool times his or her Officer Allocation Fraction.
Tier 2 Bonus Pool
     The Tier 2 bonus pool consists of the least of (a) 0.25 times the Maximum Bonus Pool, (b) one percent of Net Operating Income for 2006, and (c) the amount, if any, that could be paid to eligible Executive Officers without Net Operating Income for 2007 being less than the Tier 2 Base Percent of Net Operating Income for 2006. The Tier 2 Base Percent shall be established by the Board of Directors of the Bank on or before March 1, 2007. From this bonus pool, bonus awards will be paid to each eligible Executive Officer in an amount equal to the Tier 2 bonus pool times his or her Officer Allocation Fraction.
Tier 3 Bonus Pool
     The Tier 3 bonus pool consists of the lesser of (a) 0.50 times the Maximum Bonus Pool, and (b) the amount, if any, that could be paid to eligible Executive Officers without Net Operating Income for 2007 being less than the Tier 3 Base Percent of Net Operating Income for 2006. From this bonus pool, bonus awards will be paid to each eligible Executive Officer in an amount equal to the Tier 3 bonus pool times his or her Officer Allocation Fraction.
Bonus Award Exceptions
     Each bonus award provided for above in this Section 3 will be subject to reduction or cancellation in full by an Administrator (as defined in Section 5 below), in its discretion, if the bonus award would be payable to an employee of the Bank or a subsidiary who at any time during 2007 (a) received from the Bank or subsidiary a performance evaluation in writing that indicates a composite rating of “needs improvement” or “unsatisfactory” (each presently being one of the two least favorable evaluation categories used), or a substantially equivalent rating, pursuant to an annual or other significant performance evaluation, or (b) was on disciplinary probation.
4. Timing of Bonus Payouts
     Bonus awards that are earned under the Plan for 2007 will be paid to eligible Executive Officers on or before March 15, 2008.
5. Plan Administration
     The Board of Directors of the Bank and its Compensation Committee, or if the Board of Directors so designates, another committee of the Board of Directors (each an “Administrator”) will have the authority to administer and interpret the Plan, and approve or determine the amounts to be distributed under the Plan as bonus awards, including any determination made pursuant to the last paragraph of Section 3 above.

Any interpretation or construction of the Plan or approval or determination of bonus awards by an Administrator, will be final and binding on the Bank and its subsidiaries, all employees and past employees, their heirs, successors and assigns. No member of the Board of Directors of the Bank or any of its affiliates, or any committee of the Board of Directors of the Bank or any affiliate, will be liable for any action or determination made in good faith regarding the Plan or any bonus award.
6. No Right to Employment
     The Plan does not give any employee any right to continued employment, or limit in any way the right of the Bank or any affiliated company to terminate his or her employment at any time.
7. Withholding of Taxes
     The Bank will have the right to deduct from any payment to be made pursuant to the Plan any Federal, state or local taxes required by law to be withheld.
8. Amendment of the Plan
     The Plan may be amended from time to time by the Board of Directors of the Bank, without the consent of any Executive Officer, other employee or past employee, (a) to the extent required to comply with applicable law; (b) to make reasonable adjustments for any acquisition or sale of a business or branch, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company or any of its consolidated subsidiaries; or (c) to make any changes that do not materially and adversely affect the bonus award payable to any eligible Executive Officer.
9. Governing Law
     The validity, construction and interpretation of the Plan will be determined in accordance with the laws of the State of Michigan.
10. Effective Date
     The Plan is effective as of January 1, 2007.

SCHEDULE I
MAXIMUM BONUS PERCENTAGES FOR EXECUTIVE OFFICERS FOR 2007
UNDER MERCANTILE BANK OF MICHIGAN
EXECUTIVE OFFICER BONUS PLAN FOR 2007

MAXIMUM BONUS
EXECUTIVE OFFICER LEVEL	PERCENTAGE

Chief Operating Officer and Chief Financial Officer	45%

Chairman of the Board and President	50%